Exhibit 99

1016 Civic Center Drive NW • Rochester, MN 55901 • Phone (507) 535-1200 • Fax (507) 535-1301

NEWS RELEASE	CONTACT:	Bradley Krehbiel
Chief Executive Officer, President
HMN Financial, Inc. (507) 252-7169
FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES SECOND QUARTER RESULTS

Second Quarter Summary

• Net income of $1.7 million, up $0.7 million, compared to $1.0 million in second quarter of 2017

• Diluted earnings per share of $0.36, up $0.15, compared to $0.21 in second quarter of 2017

• Net interest income of $6.9 million, up $0.4 million, compared to second quarter of 2017

• Non-performing assets of $3.7 million, or 0.51% of total assets

Year to Date Summary

• Net income of $3.2 million, up $1.0 million, compared to $2.2 million in first six months of 2017

• Diluted earnings per share of $0.66, up $0.20, compared to $0.46 in first six months of 2017

• Net interest income of $13.6 million, up $0.8 million, compared to first six months of 2017

• Income tax expense down $0.3 million as a result of the decrease in the federal corporate tax rate

Net Income Summary

	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in thousands, except per share amounts)	2018	2017	2018	2017
Net income	$1,727	1,024	$3,172	2,237
Diluted earnings per share	0.36	0.21	0.66	0.46
Return on average assets (annualized)	0.95%	0.60%	0.89%	0.66%
Return on average equity (annualized)	8.25%	5.19%	7.66%	5.76%
Book value per share	$17.75	$17.50	$17.75	$17.50

ROCHESTER, MINNESOTA, July 19, 2018 - HMN Financial, Inc. (HMN or the Company) (NASDAQ:HMNF), the $726 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $1.7 million for the second quarter of 2018, an increase of $0.7 million, compared to net income of $1.0 million for the second quarter of 2017. Diluted earnings per share for the second quarter of 2018 was $0.36, an increase of $0.15 from the diluted earnings per share of $0.21 for the second quarter of 2017. The increase in net income between the periods was primarily because of the $0.4 million increase in net interest income, a $0.2 million increase in the gain on sales of loans between the periods due primarily to an increase in single family loan sales, and a $0.1 million decrease in income tax expense as a result of the reduced federal corporate income tax rate for 2018.

President’s Statement

“We are pleased to report the continued increase in our average interest earning assets and the related increase in net interest income,” said Bradley Krehbiel, President and Chief Executive Officer of HMN. “The increases in our net interest income and the gains on our mortgage loan sales combined with the decrease in the federal corporate tax rate have had a positive impact on the financial performance of our core banking operations.”

Second Quarter Results

Net Interest Income

Net interest income was $6.9 million for the second quarter of 2018, an increase of $0.4 million, or 6.0%, from $6.5 million for the second quarter of 2017. Interest income was $7.5 million for the second quarter of 2018, an increase of $0.5 million, or 6.53%, from $7.0 million for the second quarter of 2017. Interest income increased between the periods primarily because of an increase in the average interest-earning assets, a change in the composition of the average interest-earning assets, and an increase in the federal funds rate between the periods which resulted in higher earnings on cash and investment balances. While the average interest-earning assets increased $42.3 million between the periods, the average interest-earning assets held in higher yielding loans increased $17.0 million and the amount of average interest-earning assets held in lower yielding cash and investments increased $25.3 million between the periods. The increase in the average outstanding loans between the periods was primarily the result of an increase in the commercial loan portfolio, which occurred because of a reduction in loan payoffs between the periods. The average yield earned on interest-earning assets was 4.27% for the second quarter of 2018, an increase of 1 basis point from 4.26% for the second quarter of 2017.

Interest expense was $0.5 million for the second quarter of 2018, the same as the second quarter of 2017. The average interest rate paid on non-interest and interest-bearing liabilities was 0.33% for the second quarter of 2018, an increase of 2 basis points from 0.31% for the second quarter of 2017. The average interest rate paid increased between the periods due to an increase in the rates paid on certain money market accounts and certificates of deposit that was partially offset by a change in the composition of the average non-interest and interest-bearing liabilities held between the periods. While the average non-interest and interest-bearing liabilities increased $34.8 million between the periods, the average amount held in higher rate premium money market accounts increased $20.3 million, the average amount held in lower rate checking, savings, and money market accounts increased $13.9 million, and the average amount held in higher rate borrowings and certificates of deposit increased $0.6 million between the periods. Net interest margin (net interest income divided by average interest-earning assets) for the second quarter of 2018 was 3.97%, a decrease of 1 basis point, compared to 3.98% for the second quarter of 2017.

A summary of the Company’s net interest margin for the three and six month periods ended June 30, 2018 and 2017 is as follows:

	For the three month period ended
	June 30, 2018			June 30, 2017
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate)
Interest-earning assets:
Securities available for sale	$80,263	339	1.69%	$76,515	288	1.51%
Loans held for sale	2,389	27	4.51	2,014	25	5.01
Mortgage loans, net	110,939	1,137	4.11	115,173	1,136	3.96
Commercial loans, net	405,553	4,957	4.90	383,417	4,662	4.88
Consumer loans, net	72,070	885	4.92	73,369	878	4.80
Cash equivalents	28,486	106	1.49	6,740	5	0.28
Federal Home Loan Bank stock	867	5	2.47	1,043	5	1.75
Total interest-earning assets	700,567	7,456	4.27	658,271	6,999	4.26

Interest-bearing liabilities and non-interest bearing deposits:
NOW accounts	88,327	11	0.05	87,219	22	0.10
Savings accounts	78,850	16	0.08	78,679	16	0.08
Money market accounts	199,279	203	0.41	168,610	125	0.30
Certificates	115,871	296	1.02	102,841	166	0.65
Advances and other borrowings	0	0	0.00	12,637	132	4.19
Total interest-bearing liabilities	482,327			449,986
Non-interest checking	154,323			152,159
Other non-interest bearing deposits	1,448			1,199
Total interest-bearing liabilities and non-interest bearing deposits	$638,098	526	0.33	$603,344	461	0.31
Net interest income		$6,930			$6,538
Net interest rate spread			3.94%			3.95%
Net interest margin			3.97%			3.98%

	For the six month period ended
	June 30, 2018			June 30, 2017
(Dollars in thousands)	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate	Average Outstanding Balance	Interest Earned/ Paid	Yield/ Rate
Interest-earning assets:
Securities available for sale	$79,274	653	1.66%	$76,357	563	1.49%
Loans held for sale	1,730	38	4.47	1,836	43	4.76
Mortgage loans, net	112,268	2,259	4.06	112,632	2,247	4.02
Commercial loans, net	403,035	9,726	4.87	377,319	9,047	4.84
Consumer loans, net	72,229	1,761	4.92	72,816	1,724	4.77
Cash equivalents	24,324	167	1.39	11,859	28	0.47
Federal Home Loan Bank stock	855	10	2.53	915	6	1.34
Total interest-earning assets	693,715	14,614	4.25	653,734	13,658	4.21

Interest-bearing liabilities and non-interest bearing deposits:
NOW accounts	88,982	21	0.05	89,627	42	0.09
Savings accounts	78,017	31	0.08	76,986	31	0.08
Money market accounts	194,871	388	0.40	165,592	231	0.28
Certificates	113,798	554	0.98	102,398	318	0.63
Advances and other borrowings	283	2	1.71	10,033	247	4.96
Total interest-bearing liabilities	475,951			444,636
Non-interest checking	153,796			153,277
Other non-interest bearing deposits	1,494			1,268
Total interest-bearing liabilities and non-interest bearing deposits	$631,241	996	0.32	$599,181	869	0.29
Net interest income		$13,618			$12,789
Net interest rate spread			3.93%			3.92%
Net interest margin			3.96%			3.94%

Provision for Loan Losses

The provision for loan losses was $0.3 million for the second quarter of 2018, the same as the second quarter of 2017. The provision amount for the period was primarily the result of an increase in the amount reserved on certain consumer loan categories and changes in the classification of certain commercial loans. Total non-performing assets were $3.7 million at June 30, 2018, a decrease of $0.3 million, or 5.9%, from $4.0 million at March 31, 2018. Non-performing loans decreased $0.3 million and foreclosed and repossessed assets remained the same during the second quarter of 2018.

A reconciliation of the Company’s allowance for loan losses for the quarters ended June 30, 2018 and 2017 is summarized as follows:

(Dollars in thousands)	2018	2017
Balance at March 31,	$9,129	9,590
Provision	295	269
Charge offs:
Consumer	(56)	(17)
Commercial business	(255)	0
Recoveries	215	203
Balance at June 30,	$9,328	10,045

Allocated to:
General allowance	$8,534	9,304
Specific allowance	794	741
	$9,328	10,045

The following table summarizes the amounts and categories of non-performing assets in the Bank’s portfolio and loan delinquency information as of the end of the three most recently completed quarters.

	June 30,	March 31,	December 31,
(Dollars in thousands)	2018	2018	2017
Non-Performing Loans:
Single family	$960	$839	$949
Commercial real estate	1,432	1,524	1,364
Consumer	551	632	553
Commercial business	73	269	278
Total	3,016	3,264	3,144

Foreclosed and Repossessed Assets:
Single family	74	74	0
Commercial real estate	627	627	627
Consumer	15	0	0
Total non-performing assets	$3,732	$3,965	$3,771
Total as a percentage of total assets	0.51%	0.55%	0.52%
Total non-performing loans	$3,016	$3,264	$3,144
Total as a percentage of total loans receivable, net	0.51%	0.55%	0.54%
Allowance for loan loss to non-performing loans	309.31%	279.69%	296.11%

Delinquency Data:
Delinquencies (1)
30+ days	$1,585	$1,280	$1,789
90+ days	0	0	0
Delinquencies as a percentage of loan portfolio (1)
30+ days	0.26%	0.21%	0.30%
90+ days	0.00%	0.00%	0.00%

(1) Excludes non-accrual loans.

Non-Interest Income and Expense

Non-interest income was $2.1 million for the second quarter of 2018, an increase of $0.2 million, or 7.8%, from $1.9 million for the same period of 2017. Gain on sales of loans increased $0.2 million between the periods primarily because of an increase in single family loan sales. Other non-interest income increased slightly due to an increase in the sale of uninsured investment products between the periods. These increases in non-interest income were partially offset by a $0.1 million decrease in fees and service charges earned between the periods due primarily to a decrease in overdraft fees. Loan servicing income decreased slightly between the periods because of a decrease in commercial loan servicing fees.

Non-interest expense was $6.3 million for the second quarter of 2018, a decrease of $0.1 million, or 2.0%, from $6.4 million for the second quarter of 2017. Professional services expense decreased $0.1 million due primarily to a decrease in legal expenses between the periods. Compensation and benefits expense decreased $0.1 million primarily because of a decrease in employees between the periods. Other non-interest expense decreased slightly due to a decrease in the losses incurred on deposit accounts between the periods. These decreases in non-interest expense were partially offset by a $0.1 million increase in data processing expense primarily related to an increase in mobile banking and on-line banking costs between the periods. Occupancy and equipment costs increased slightly between the periods due to an increase in depreciation and maintenance costs.

Income tax expense was $0.6 million for the second quarter of 2018, a decrease of $0.1 million from $0.7 million for the second quarter of 2017. The decrease in income tax expense between the periods is primarily the result of a decrease in the federal corporate income tax rate due to the tax law changes that were enacted in the fourth quarter of 2017.

Return on Assets and Equity

Return on average assets (annualized) for the second quarter of 2018 was 0.95%, compared to 0.60% for the second quarter of 2017. Return on average equity (annualized) was 8.25% for the second quarter of 2018, compared to 5.19% for the same period in 2017. Book value per common share at June 30, 2018 was $17.75, compared to $17.50 at June 30, 2017.

Six Month Period Results

Net Income

Net income was $3.2 million for the six month period ended June 30, 2018, an increase of $1.0 million, or 41.8%, compared to net income of $2.2 million for the six month period ended June 30, 2017. Diluted earnings per share for the six month period ended June 30, 2018 was $0.66, an increase of $0.20 per share compared to diluted earnings per share of $0.46 for the same period in 2017. The increase in net income between the periods was primarily because of the $0.8 million increase in net interest income, a $0.3 million decrease in income tax expense as a result of the reduced federal corporate income tax rate for 2018, and a $0.1 million increase in the gain on sales of loans between the periods due primarily to an increase in single family loan sales. These increases in net income were partially offset by a $0.2 million increase in the provision for loan losses between the periods due primarily to an increase in the amount reserved on certain consumer loan categories and changes in the classification of certain commercial loans.

Net Interest Income

Net interest income was $13.6 million for the first six months of 2018, an increase of $0.8 million, or 6.5%, from $12.8 million for the same period in 2017. Interest income was $14.6 million for the six month period ended June 30, 2018, an increase of $0.9 million, or 7.0%, from $13.7 million for the same six month period in 2017. Interest income increased between the periods primarily because of an increase in the average interest-earning assets, a change in the composition of the average interest-earning assets, and an increase in the federal funds rate between the periods which resulted in higher earnings on cash and investment balances. While the average interest-earning assets increased $40.0 million between the periods, the average interest-earning assets held in higher yielding loans increased $24.7 million and the amount of average interest-earning assets held in lower yielding cash and investments increased $15.3 million between the periods. The increase in the average outstanding loans between the periods was primarily the result of an increase in the commercial loan portfolio, which occurred because of a reduction in loan payoffs between the periods. The average yield earned on interest-earning assets was 4.25% for the first six months of 2018, an increase of 4 basis points from 4.21% for the first six months of 2017.

Interest expense was $1.0 million for the first six months of 2018, an increase of $0.1 million, or 14.6%, compared to $0.9 million in the first six months of 2017. The average interest rate paid on non-interest and interest-bearing liabilities was 0.32% for the first six months of 2018, an increase of 3 basis points from 0.29% for the first six months of 2017. The average interest rate paid increased between the periods due to an increase in the rates paid on certain money market accounts and certificates of deposit that was partially offset by a change in the composition of the average non-interest and interest-bearing liabilities held between the periods. While the average non-interest and interest-bearing liabilities increased $32.1 million between the periods, the average amount held in higher rate premium money market accounts increased $20.5 million, the average amount held in lower rate checking, savings, and money market accounts increased $9.7 million, and the average amount held in higher rate borrowings and certificates of deposit increased $1.9 million between the periods. Net interest margin (net interest income divided by average interest-earning assets) for the first six months of 2018 was 3.96%, an increase of 2 basis points, compared to 3.94% for the first six months of 2017.

Provision for Loan Losses

The provision for loan losses was $0.2 million for the first six months of 2018, an increase of $0.2 million compared to the first six months of 2017. The provision amount for the period was primarily the result of an increase in the amount reserved on certain consumer loan categories and changes in the classification of certain commercial loans. Total non-performing assets were $3.7 million at June 30, 2018, a decrease of $0.1 million, or 1.1%, from $3.8 million at December 31, 2017. Non-performing loans decreased $0.2 million and foreclosed and repossessed assets increased $0.1 million during the first six months of 2018.

A reconciliation of the Company’s allowance for loan losses for the six month periods ended June 30, 2018 and June 30, 2017 is summarized as follows:

(Dollars in thousands)	2018	2017
Balance at January 1,	$9,311	9,903
Provision	170	(1)
Charge offs:
Consumer	(125)	(218)
Commercial business	(255)	0
Single family	(23)	0
Recoveries	250	361
Balance at June 30,	$9,328	10,045

Non-Interest Income and Expense

Non-interest income was $3.8 million for the first six months of 2018, the same as in the first six months of 2017. Gain on sales of loans increased $0.1 million between the periods primarily because of an increase in single family loan sales. Other non-interest income increased $0.1 million due to an increase in the sale of uninsured investment products between the periods. These increases in non-interest income were partially offset by a $0.1 million decrease in fees and service charges earned between the periods due primarily to a decrease in overdraft fees. Loan servicing income decreased slightly between the periods primarily because of a decrease in commercial loan servicing fees.

Non-interest expense was $12.9 million for the first six months of 2018, an increase of $0.1 million, or 0.6%, from $12.8 million for the same period of 2017. Other non-interest expense increased $0.3 million due primarily to increases in deposit insurance costs and the losses incurred on deposit accounts between the periods. Occupancy and equipment costs increased $0.1 million between the periods due to an increase in depreciation and maintenance costs. Data processing expense increased $0.1 million primarily related to an increase in mobile and on-line banking costs between the periods. These increases in non-interest expense were partially offset by a $0.2 million decrease in compensation and benefits expense primarily because of a decrease in employees between the periods and a $0.1 million decrease in professional services expense due primarily to a decrease in legal expenses between the periods.

Income tax expense was $1.2 million for the first six months of 2018, a decrease of $0.4 million from $1.6 million for the first six months of 2017. The decrease in income tax expense between the periods is primarily the result of a decrease in the federal corporate income tax rate due to the tax law changes that were enacted in the fourth quarter of 2017.

Return on Assets and Equity

Return on average assets (annualized) for the six month period ended June 30, 2018 was 0.89%, compared to 0.66% for the same period in 2017. Return on average equity (annualized) was 7.66% for the six month period ended June 30, 2018, compared to 5.76% for the same period in 2017.

General Information

HMN Financial, Inc. and the Bank are headquartered in Rochester, Minnesota. Home Federal Savings Bank operates thirteen full service offices in Minnesota located in Albert Lea, Austin, Eagan, Kasson (2), LaCrescent, Owatonna, Rochester (4), Spring Valley and Winona and one full service office in Marshalltown, Iowa. The Bank also operates two loan origination offices located in Sartell, Minnesota and Delafield, Wisconsin.

Safe Harbor Statement

This press release may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to growing our core deposit relationships and loan balances, enhancing the financial performance of our core banking operations, maintaining credit quality, reducing non-performing assets, and generating improved financial results (including profitability); the extent of the positive impact of the lower federal tax rates on future earnings; the adequacy and amount of available liquidity and capital resources to the Bank; the Company’s liquidity and capital requirements; our expectations for core capital and our strategies and potential strategies for maintenance thereof; improvements in loan production; changes in the size of the Bank’s loan portfolio; the amount of the Bank’s non-performing assets and the appropriateness of the allowance therefor; anticipated future levels of the provision for loan losses; future losses on non-performing assets; the amount and composition of interest-earning assets; the amount of yield enhancements relating to non-accruing and purchased loans; the amount and composition of non-interest and interest-bearing liabilities; the availability of alternate funding sources; the payment of dividends by HMN; the future outlook for the Company; the amount of deposits that will be withdrawn from checking and money market accounts and how the withdrawn deposits will be replaced; the projected changes in net interest income based on rate shocks; the range that interest rates may fluctuate over the next twelve months; the net market risk of interest rate shocks; the future outlook for the issuer of the trust preferred securities held by the Bank; the ability of the Bank to pay dividends to HMN; the ability to remain well capitalized; the impact of new accounting pronouncements; and compliance by the Bank with regulatory standards generally (including the Bank’s status as “well-capitalized”) and other supervisory directives or requirements to which the Company or the Bank are or may become expressly subject, specifically, and possible responses of the Office of the Comptroller of the Currency (OCC), Board of Governors of the Federal Reserve System (FRB), the Bank, and the Company to any failure to comply with any such regulatory standard, directive or requirement.

A number of factors could cause actual results to differ materially from the Company’s assumptions and expectations. These include but are not limited to the adequacy and marketability of real estate and other collateral securing loans to borrowers; federal and state regulation and enforcement; possible legislative and regulatory changes, including changes to regulatory capital rules; the ability of the Bank to comply with other applicable regulatory capital requirements; enforcement activity of the OCC and FRB in the event of our non-compliance with any applicable regulatory standard or requirement; adverse economic, business and competitive developments such as shrinking interest margins, reduced collateral values, deposit outflows, changes in credit or other risks posed by the Company’s loan and investment portfolios; changes in costs associated with traditional and alternate funding sources, including changes in collateral advance rates and policies of the Federal Home Loan Bank (FHLB); technological, computer-related or operational difficulties; results of litigation; reduced demand for financial services and loan products; changes in accounting policies and guidelines, or monetary and fiscal policies of the federal government or tax laws; international economic developments; the Company’s access to and adverse changes in securities markets; the market for credit related assets; the future operating results, financial condition, cash flow requirements and capital spending priorities of the Company and the Bank; the availability of internal and, as required, external sources of funding; our ability to attract and retain employees; or other significant uncertainties. Additional factors that may cause actual results to differ from the Company’s assumptions and expectations include those set forth in the Company’s most recent filing on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to the Company, see the “Risk Factors” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 and Part II, Item 1A of its subsequently filed quarterly reports on Form 10-Q.

All statements in this press release, including forward-looking statements, speak only as of the date they are made, and we undertake no duty to update any of the forward-looking statements after the date of this press release.

(Three pages of selected consolidated financial information are included with this release.)

***END***

HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	June 30,	December 31,
(Dollars in thousands)	2018	2017
	(unaudited)
Assets
Cash and cash equivalents	$31,710	37,564
Securities available for sale:
Mortgage-backed and related securities (amortized cost $9,145 and $5,148)	8,895	5,068
Other marketable securities (amortized cost $73,433 and $73,653)	71,630	72,404
	80,525	77,472

Loans held for sale	3,624	1,837
Loans receivable, net	589,855	585,931
Accrued interest receivable	2,330	2,344
Real estate, net	701	627
Federal Home Loan Bank stock, at cost	867	817
Mortgage servicing rights, net	1,813	1,724
Premises and equipment, net	8,446	8,226
Goodwill	802	802
Core deposit intangible	305	355
Prepaid expenses and other assets	1,432	1,314
Deferred tax asset, net	3,875	3,672
Total assets	$726,285	722,685

Liabilities and Stockholders’ Equity
Deposits	$639,535	635,601
Accrued interest payable	264	146
Customer escrows	1,268	1,147
Accrued expenses and other liabilities	3,393	4,973
Total liabilities	644,460	641,867
Commitments and contingencies
Stockholders’ equity:
Serial-preferred stock: ($.01 par value) authorized shares 500,000; issued shares 0	0	0
Common stock ($.01 par value): authorized shares 16,000,000; issued shares 9,128,662	91	91
Additional paid-in capital	46,950	50,623
Retained earnings, subject to certain restrictions	94,690	91,448
Accumulated other comprehensive loss	(1,479)	(957)
Unearned employee stock ownership plan shares	(1,933)	(2,030)
Treasury stock, at cost 4,519,222 and 4,631,124 shares	(56,494)	(58,357)
Total stockholders’ equity	81,825	80,818
Total liabilities and stockholders’ equity	$726,285	722,685

HMN FINANCIAL, INC. AND SUBSIDIARIES

Consolidated Statements of Comprehensive Income

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands, except per share data)	2018	2017	2018	2017
Interest income:
Loans receivable	$7,006	6,701	13,784	13,061
Securities available for sale:
Mortgage-backed and related	54	5	96	12
Other marketable	285	283	557	551
Other	111	10	177	34
Total interest income	7,456	6,999	14,614	13,658

Interest expense:
Deposits	526	329	994	622
Federal Home Loan Bank advances and other borrowings	0	132	2	247
Total interest expense	526	461	996	869
Net interest income	6,930	6,538	13,618	12,789
Provision for loan losses	295	269	170	(1)
Net interest income after provision for loan losses	6,635	6,269	13,448	12,790

Non-interest income:
Fees and service charges	785	845	1,551	1,669
Loan servicing fees	297	306	598	607
Gain on sales of loans	679	488	1,123	1,007
Other	293	267	558	503
Total non-interest income	2,054	1,906	3,830	3,786

Non-interest expense:
Compensation and benefits	3,678	3,780	7,502	7,724
Occupancy and equipment	1,072	1,026	2,169	2,065
Data processing	334	260	629	552
Professional services	298	417	547	676
Other	931	956	2,020	1,769
Total non-interest expense	6,313	6,439	12,867	12,786
Income before income tax expense	2,376	1,736	4,411	3,790
Income tax expense	649	712	1,239	1,553
Net income	1,727	1,024	3,172	2,237
Other comprehensive (loss) income, net of tax	(105)	173	(451)	361
Comprehensive income available to common shareholders	$1,622	1,197	2,721	2,598
Basic earnings per share	$0.40	0.24	0.74	0.53
Diluted earnings per share	$0.36	0.21	0.66	0.46

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

Selected Financial Data:	Three Months Ended June 30,		Six Months Ended June 30,
(Dollars in thousands, except per share data)	2018	2017	2018	2017
I. OPERATING DATA:
Interest income	$7,456	6,999	14,614	13,658
Interest expense	526	461	996	869
Net interest income	6,930	6,538	13,618	12,789

II. AVERAGE BALANCES:
Assets (1)	725,471	685,287	718,662	680,881
Loans receivable, net	588,563	571,959	587,532	562,766
Securities available for sale (1)	80,263	76,515	79,274	76,357
Interest-earning assets (1)	700,568	658,271	693,715	653,734
Interest-bearing and non-interest bearing deposits and borrowings	638,097	603,344	631,241	599,181
Equity (1)	83,964	79,044	83,463	78,376

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	0.95%	0.60%	0.89%	0.66%
Interest rate spread information:
Average during period	3.94	3.96	3.93	3.92
End of period	4.02	3.90	4.02	3.90
Net interest margin	3.97	3.98	3.96	3.94
Ratio of operating expense to average total assets (annualized)	3.49	3.77	3.61	3.79
Return on average equity (annualized)	8.25	5.19	7.66	5.76
Efficiency	70.27	76.27	73.75	77.14
	June 30,	December 31,	June 30,
	2018	2017	2017
IV. EMPLOYEE DATA:
Number of full time equivalent employees	187	187	196

V. ASSET QUALITY:
Total non-performing assets	$3,732	3,771	4,023
Non-performing assets to total assets	0.51%	0.52%	0.55%
Non-performing loans to total loans receivable, net	0.51%	0.54%	0.57%
Allowance for loan losses	$9,328	9,311	10,045
Allowance for loan losses to total assets	1.28%	1.29%	1.39%
Allowance for loan losses to total loans receivable, net	1.58	1.59	1.70
Allowance for loan losses to non-performing loans	309.31	296.11	296.45

VI. BOOK VALUE PER SHARE:
Book value per share common share	$17.75	17.97	17.50
	Six Months Ended June 30, 2018	Year Ended December 31, 2017	Six Months Ended June 30, 2017
VII. CAPITAL RATIOS:
Stockholders’ equity to total assets, at end of period	11.27%	11.18%	10.86%
Average stockholders’ equity to average assets (1)	11.61	11.43	11.51
Ratio of average interest-earning assets to average interest-bearing liabilities (1)	109.90	109.29	109.10
Home Federal Savings Bank regulatory capital ratios:
Common equity tier 1 capital ratio	12.86	12.45	12.99
Tier 1 capital leverage ratio	11.02	10.68	11.77
Tier 1 capital ratio	12.86	12.45	12.99
Risk-based capital	14.12	13.71	14.25

(1)	Average balances were calculated based upon amortized cost without the market value impact of ASC 320.